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First Capital Bank Holding Corporation
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FIRST CAPITAL BANK HOLDING CORPORATION
1891 South 14th Street
Fernandina Beach, Florida 32034

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

        We cordially invite you to attend the 2004 Annual Meeting of Shareholders of First Capital Bank Holding Corporation, the holding company for First National Bank of Nassau County. At the meeting, we will report on our performance in 2003 and answer your questions. We hope that you can attend the meeting and look forward to seeing you there.

        This letter serves as your official notice that we will hold the meeting on May 19, 2004 at 10 a.m. at The Hampton Inn and Suites, 19 South Second Street, Fernandina Beach, Florida, for the following purposes:

1.	To elect five members to our board of directors; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Shareholders owning our common stock at the close of business on April 2, 2004 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting. Please note that if your shares are held in “street name” you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

        Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the board of directors,

/s/ Michael G. Sanchez
Michael G. Sanchez
Chief Executive Officer

Fernandina Beach, Florida
April 15, 2004

FIRST CAPITAL BANK HOLDING CORPORATION
1891 South 14th Street
Fernandina Beach, Florida 32034

Proxy Statement For Annual Meeting of
Shareholders to be Held on May 19, 2004

        Our board of directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

        The board set April 2, 2004 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting, with each share entitled to one vote. If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by returning your proxy card to us prior to the meeting or by delivering your proxy card in person at the meeting. “Street name” shareholders who wish to vote at our annual meeting will need to obtain a proxy form from the institution that holds their shares. There were 1,008,400 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

        Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

        When you sign the proxy card, you appoint Michael G. Sanchez and Lorie L. Chism as your representatives at the meeting. Mr. Sanchez and Ms. Chism will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Sanchez and Ms. Chism will vote your proxy for the election to the board of directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Sanchez and Ms. Chism will vote your proxy on such matters in accordance with their judgment.

        You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

        We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2004.

Proposal No. 1:    Election of Directors

        The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2005 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2006 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
Christina H. Bryan	Ron Anderson	Marlene J. Murphy
Suellen Rodeffer Garner	C. Brett Carter	Robert L. Peters
Michael G. Sanchez	Dr. William K. Haley	Lawrence Piper
Marshall E. Wood	Lorie L. Chism	Edward E. Wilson
David F. Miller

        Shareholders will elect five nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2007 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Ron Anderson, C. Brett Carter, Dr. William K. Haley, Lorie L. Chism, and David F. Miller as Class II directors.

        If you submit a proxy but do not specify how you would like it to be voted, Mr. Sanchez and Ms. Chism will vote your proxy to elect Mr. Anderson, Mr. Carter, Dr. Haley, Ms. Chism, and Mr. Miller. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Sanchez and Ms. Chism will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the nominees. Each of the nominees is also a director of our subsidiary, First National Bank of Nassau County, with the exception of Dr. William K. Haley, who is no longer a director of our bank:

        Ron Anderson, 59, has served as one of our directors since August 1, 1998. Prior to his joining us, Mr. Anderson served as managing general partner of Marel Enterprises, a family limited partnership, since 1997. Mr. Anderson is also the president of several automobile-related businesses, including Ron Anderson Chevrolet-Olds, Anderson Pontiac-Buick-Olds-GMC, Inc., Ron Anderson Pontiac-Buick-GMC, Rontex-Douglas, and Anderson Enterprises. Mr. Anderson served as a director of Bank South, Douglas, Georgia, from 1985 to 1986.

        C. Brett Carter, 44, has served as one of our directors since August 1, 1998. Mr. Carter has served as president of Brett’s Waterway Cafe, Inc. since 1989 and as director of Amelia’s Restaurant, Inc. since 1989.

        Lorie L. Chism, 38, has served as one of our directors since August 1, 1998. Ms. Chism holds a B.B.A. in accounting from the University of North Florida and received her J.D. from Florida Coastal School of Law. Ms. Chism has practiced as a certified public accountant with the firm of Presser, Lahnen & Edelman, P.A. since August 2002. Ms. Chism practiced as the sole owner of Lorie L. McCarroll, CPA from 1992 until July 1, 2002. Ms. Chism has also served as an officer with several real estate holding companies, including Miller, Lee & McCarroll, Inc. (vice president and secretary since 1997); and D.L.C. Properties, Inc. (vice president and secretary since 2000).

        Dr. William K. Haley, 47, has served as one of our directors since August 1, 1998. Dr. Haley served as president of the medical staff at Nassau Baptist Hospital from 1996 to 1998. He is currently in private surgical practice in Elberton, Georgia.

        David F. Miller, 74, has served as one of our directors since August 1, 1998. He has owned Amelia Service Center, Inc., a real estate business in Fernandina Beach, Florida, since 1991. Mr. Miller served as president and vice-chairman of the board of directors of J.C. Penny Co. from 1953 to 1990, and as a director of Barnett Bank of Jacksonville, Florida from 1990 to 1996. Mr. Miller has also served as a director of Winn-Dixie Stores, Inc. from 1986 to 2000 and for Dean Foods from 1997 to 2000.

        Set forth below is information about each of our other directors and each of our executive officers. Each director is also a director of First National Bank of Nassau County with the exception of Marlene J. Murphy. Mrs. Murphy is a director of our company, but is no longer a director of our subsidiary bank:

        Christina H. Bryan, 58, has served as one of our directors since August 1, 1998. Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and treasurer of Rex Packaging, Inc. since 1972; president of Florida Petroleum Corp. since 1984; secretary and treasurer of Island Seafood Co. from 1972 to 2002; director and vice president of YCG, Inc. since 1980; and director and vice president of YE Hall, Inc. since 1972.

        Suellen Rodeffer Garner, 47, has served as one of our directors since July 31, 1998. Ms. Garner served as a director of Barnett Bank of Nassau County from 1990 to 1998. In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Todd Garner D.D.S., P.A. since 1983. Ms. Garner is chairman of our board of directors.

        Michael G. Sanchez, 54, has served as our president and chief executive officer since July 31, 1998 and as one of our directors since the third quarter of 1998. Mr. Sanchez also serves as the president and chief executive officer of our subsidiary bank. Mr. Sanchez served as group president of lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998. He also served as president, chief executive officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995. Mr. Sanchez has over 30 years of experience in the banking industry.

        Marshall E. Wood, 57, has served as one of our directors since August 1, 1998. Mr. Wood is an attorney licensed in the states of Florida and Tennessee. In addition, Mr. Wood served as a director of Barnett Bank of Nassau County from 1981 to 1998. Mr. Wood has served as president and sole director of Marshall E. Wood, P.A., Amelia Island, Florida, since 1995 and served as vice president and director for Wood & Poole, P.A. from 1986 to 1995.

        Timothy S. Ayers, 36, has served as senior vice president and chief financial officer of our bank since January 1999 and as secretary and treasurer of our company since April 2001. He was formerly vice president for Financial Data Technology, Inc., Franklin, Tennessee, a third party provider for data and item processing for financial institutions; vice president and operations manager, Community Capital Corporation, Greenwood, South Carolina; and assistant branch manager, Wachovia Bank, Greenwood, South Carolina.

        Marlene J. Murphy, 62, has served as one of our directors since August 1, 1998. Ms. Murphy has been a co-owner of and served as president of Tilted Anchor Inc., a retail store located in Fernandina Beach, Florida, since 1983.

        Robert L. Peters, 43, has served as one of our directors since August 1, 1998. Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University. Mr. Peters has a law practice in Fernandina Beach, Florida that concentrates in real estate.

        Lawrence Piper, 47, has served as one of our directors since August 1, 1998. Mr. Piper has owned and managed Coastal-tel.com, Inc. a telecommunications sales and service company, since 1991.

        Dan P. Powell, 45, has served as a senior vice president and senior loan officer of our bank since May 1999. Before joining us, Mr. Powell was employed by Barnett Bank and NationsBank from 1981 to 1999, serving as senior vice president/banking center manager, and as controller, cashier and auditor.

        Edward Wilson, 53, has served as one of our directors since August 1, 1998. Mr. Wilson is a licensed insurance agent. He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (secretary and treasurer since 1985); Dowling Park (secretary and treasurer since 1988); Fernandina Beach (president since 1987); and Yulee (president since 1998).

        Leo Deas, III, 58, has served as Executive Vice President of our bank since October 15, 2003 and formerly served as Senior Vice President since joining the bank in April 2002. Mr. Deas served as Vice President of Commercial Real Estate lending for Tucker Federal Bank, Tucker Georgia from June 1997 to April 2002. Mr. Deas began his banking career in November 1980 after spending 10 years in the mortgage banking industry.

        During 2003, William J. Mock and Harry P. Trevett, two of the company’s original organizers and directors, resigned to accept directorships at a bank in Jacksonville. Although we may seek replacements for these positions in the future, for the time being we have reduced the size of our board of directors to reflect these resignations. We appreciate their years of service and contributions to our success.

Compensation of Directors and Executive Officers

Summary of Cash and Certain Other Compensation

        The following table shows the cash compensation we paid for the years ended December 31, 2001 through 2003 to our chief executive officer and each of our other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2003.

Summary Compensation Table

				Long Term
				Compensation
		Annual Compensation (1)		Awards

				Number of Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Underlying Options	Compensation

Michael G. Sanchez	2003	$120,000	$194,975	-	(2)
President and Chief Executive	2002	$120,000	$68,090	-	$6,745
Officer of the Company and	2001	$110,000	$10,000	-	$6,745
the Bank

Leo Deas III	2003	$90,000	$11,000	-	(3)
Executive Vice President of	2002	$84,000	-	4,000	$4,800
the Bank

William J.S. Kelley	2003	$150,000	$933,000	-	(4)
Senior Vice President of	2002	$150,000	$350,270	-	$6,862
the Bank	2001	$87,506	$22,000	15,000	$3,862

(1)	Our executive officers also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive’s annual salary and bonus.

(2)	Includes term life insurance reimbursement of $1,490 and medical insurance premiums of $6,000.

(3)	Includes medical insurance premiums of $6,000 and annual vehicle allowance of $5,600.

(4)	Includes term life insurance reimbursement of $1,725, medical insurance premiums of $6,000, and annual vehicle allowance of 6,000.

Aggregated Option Exercises and Year-End Option Values

Value of Unexercised
	Number of Unexercised Securities	In-the-Money Options at
	Underlying Options at Fiscal Year End(#)	Fiscal Year End ($)(1)
Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Michael G. Sanchez	30,000 / 0	$150,000 / $ 0

Leo Deas III	1,600 / 2,600	$ 8,000 / $12,000

William J.S. Kelley	15,000 / 0	$ 75,000 / $ 0

(1)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($15.00) of the underlying common stock at December 31, 2003. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreements

        Michael G. Sanchez. We entered into an employment agreement with Michael G. Sanchez on September 1, 1998 for a five-year term, pursuant to which Mr. Sanchez has served as the president, the chief executive officer, and a director of both our company and our subsidiary bank. In April 2003, Mr. Sanchez stated that he intended to resign upon the expiration of his employment agreement, but at our request he agreed to remain in his present capacity for up to six months to assist in the search for his replacement. On May 21, 2003, we entered into a transition employment agreement with Mr. Sanchez to cover this time period. We have subsequently extended this transition employment agreement with Mr. Sanchez’s agreement. In addition, at the request of the board of directors, Mr. Sanchez has now agreed to continue as our president and chief executive officer of the company and the bank on a full-time, rather than a transitional, basis, and we are in the process of completing a new employment agreement with Mr. Sanchez.

        Under his original employment agreement, as extended pursuant to the transition employment agreement, Mr. Sanchez was paid an initial salary of $101,400, plus his yearly life insurance premium. He also received an annual increase based on the discretion of the board. Mr. Sanchez was eligible to receive a bonus of up to 5% of pre-tax net income of our bank and related entities. Mr. Sanchez was eligible to participate in any management incentive program or any long-term equity incentive program we adopt and was eligible for grants of stock options and other awards thereunder. Under the 1999 Stock Incentive Plan, approved at the Annual Meeting of Shareholders on April 19, 2000, we granted Mr. Sanchez options to purchase 30,000 shares of common stock. The options vest over a five-year period and have a term of ten years. All of these options have now vested. Additionally, Mr. Sanchez participates in our other benefit programs and is entitled to a life insurance policy, lease of an automobile, and travel and business expenses.

        Under the transition employment agreement, Mr. Sanchez would be entitled to a severance payment equal to 24 months of salary upon the termination of his employment. The agreement also provides that following termination of his employment and for a period of 12 months thereafter, Mr. Sanchez may not, without our prior written consent, serve as an executive officer of any bank, bank holding company, or other financial institution within 35 miles of our headquarters.

        As noted above, we are in the process of completing a new employment agreement with Mr. Sanchez.

        William J. S. Kelley. We entered into an employment agreement with Mr. Kelley on January 18, 2001 for a three-year term, pursuant to which Mr. Kelley has served as the senior vice president of the wholesale mortgage division of our subsidiary bank. Mr. Kelley’s agreement expired on January 18, 2004, and he has continued to work with us since that date pursuant to a transition employment agreement that may now be terminated by either party at any time. We are in the process of selling our wholesale mortgage division, and we anticipate that Mr. Kelley will work with us until the sale is completed. Under the transition employment agreement, Mr. Kelley continues to receive a salary of $150,000, plus a yearly life insurance premium. Mr. Kelley is eligible to receive quarterly incentive payments based upon the wholesale mortgage division reaching certain profitability standards. On January 17, 2001, we granted Mr. Kelley options to purchase 15,000 shares of common stock. Originally, the options vested over a five-year period and had a term of ten years. Pursuant to the transition employment agreement, if Mr. Kelley remains employed with us through the date of the sale of the wholesale mortgage division, the options for all 15,000 shares shall be vested in full and shall remain exercisable for a period of 90 days following the date of termination of his employment. Additionally, Mr. Kelley participates in our other benefit programs and is entitled to health insurance benefits, an automobile allowance, and travel and business expenses.

Director Compensation

        In August 2003 the company began paying directors’ fees of $500 per monthly board meeting attended and $100 per committee meeting attended.

        On the date our bank opened for business, we granted our organizers warrants to purchase additional shares of common stock in consideration for their services in establishing our bank. Each warrant entitles the directors to purchase one additional share of common stock for every two shares he or she purchased in the offering. Our directors purchased an aggregate of 330,000 shares in the offering, and we issued warrants for an aggregate of 165,000 shares to our directors.

Security Ownership of Certain
Beneficial Owners and Management

General

        The following table shows how much common stock in the company is owned by our directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of April 2, 2004. Unless otherwise indicated, the address of each beneficial owner is c/o First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034.

	Number of Shares		% of Beneficial
Name	Owned (1)	Right to Acquire (2)	Ownership (3)

Ron Anderson	15,000	7,500	2.21%
Timothy S. Ayers	1,358	13,000	1.41%
Christina H. Bryan	25,500	12,500	3.72%
C. Brett Carter	40,100	20,000	5.84%
Leo Deas, III	-	1,600	*
Suellen Rodeffer Garner	40,000	20,000	5.83%
Dr. William K. Haley	10,000	5,000	1.48%
Lorie L. Chism	15,000	6,000	2.21%
William J. S. Kelley	1,000	15,000	1.56%
David F. Miller	42,520	20,000	6.08%
Marlene J. Murphy	10,000	5,000	1.48%
Robert L. Peters	20,000	10,000	2.95%
Lawrence Piper	5,000	2,500	*
Dan P. Powell	2,000	6,000	*
Michael G. Sanchez	10,000	35,000	4.31%
Edward E. Wilson	22,160	10,000	3.16%
Marshall E. Wood	20,000	10,000	2.95%

Executive officers and directors	279,638	200,600	41.59%
as a group (17 persons)

* Indicates less than 1%

(1)	Includes shares for which the named person: o has sole voting and investment power,
o	has sole voting and investment power,
o	has shared voting and investment power with a spouse, or
o	holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

Does not include shares that may be acquired by exercising stock options or warrants.

(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants but does not include any other stock options or warrants.

(3)	Determined by assuming the named person exercises all options or warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.

Meetings and Committees of the Board of Directors

        During the year ended December 31, 2003, the board of directors of First Capital Bank Holding Corporation held nine meetings and the board of directors of the bank held eleven meetings. All of our directors attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

        Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of First Capital Bank Holding Corporation. All fifteen directors attended the 2003 annual meeting of shareholders.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public. Although we have not adopted a formal code of ethics that applies to our senior executive officers, we are developing a code that we expect will be approved by our board of directors in the near future.

        Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

        Our board of directors has appointed a number of committees, including a compensation committee and an audit committee.

        The audit committee is composed of Ms. Chism and Messrs. Peters, Piper, and Wood. Each of these members is considered “independent” under Rule 4350 of the National Association of Securities Dealers’ listing standards. The audit committee met six times in 2003.

        None of the current members of the audit committee nor any other member of our board qualifies as an “audit committee financial expert” as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

        Although none of the members of our audit committee qualify as “financial experts” as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing the company’s financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. Although the audit committee has no written charter, it is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Report of the Audit Committee of the Board

        The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report and referenced on SEC Form 10-KSB for the fiscal year ended December 31, 2003 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Ms. Chism and Messrs. Peters, Piper, and Wood.

Other Committees

        Our compensation committee is composed of Messrs. Carter, Garner, Miller, and Wilson. The compensation committee is responsible for establishing and overseeing our compensation plans. Its duties include the development with management of benefit plans, formulation of bonus plans, incentive compensation packages, and medical and other benefits. The compensation committee met six times in 2003.

        We have not adopted a nominating committee charter. Historically, our entire board of directors has served as the nominating committee. We are reviewing this policy and considering whether to adopt a formal nominating committee charter.

        Our board will consider director candidates recommended by shareholders who submit nominations in accordance with our bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the board uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        Our board uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The board considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Independent Certified Public Accountants

        Porter Keadle Moore, LLP was our auditor during the fiscal year ended December 31, 2003. The board of directors has recommended Porter Keadle Moore, LLP continue as our independent certified public accountants for the fiscal year ending December 31, 2004. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2003 and 2002:

	Year Ended	Year Ended
	December 31, 2003	December 31, 2002

Audit Fees	$57,124	$50,212
Audit-Related Fees	13,180	30,802
Tax Fees	8,530	8,175
All Other Fees	375	250

Total	$79,209	$89,439

Audit Fees. This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company’s 2003 and 2002 fiscal years for the audit of the company’s consolidated annual financial statements and quarterly reports on Form 10-QSB.

Audit-Related Fees. This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2003 and 2002. These services principally include the assistance and issuance of consents for various filings with the SEC.

Tax Fees. This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2003 and 2002.

Oversight of Accountants; Approval of Accounting Fees. The board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

Certain Relationships and Related Transactions

Interests of Management and Others in Certain Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank’s lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2003, with the exception of Ron Anderson who reported a late Form 4 transaction which occurred in April 2003, filed on a Form 5 February 4, 2004.

Shareholder Proposals for the 2004 Annual Meeting of Shareholders

        If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2005 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 16, 2004. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials. A copy of our bylaws is available upon written request.

        It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days’ notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 15, 2004

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST CAPITAL BANK HOLDING CORPORATION
to be held on May 19, 2004

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The undersigned hereby constitutes and appoints Michael G. Sanchez and Lorie L. Chism, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of First Capital Bank Holding Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at The Hampton Inn and Suites, 19 South Second Street, Fernandina Beach, Florida 32034, at 10:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted: to elect the five identified Class II directors to serve on the board of directors for three-year terms.

1.        PROPOSAL to elect the five identified Class II directors to serve for three year terms.

Ron Anderson
C. Brett Carter
Dr. William K. Haley
Lori L. Chism
David F. Miller

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY
	listed (except as marked to		to vote for all nominees
the contrary)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.)

Dated:                                               , 2004

_________________________________	_________________________________
Signature of Shareholder(s)	Signature of Shareholder(s)

_________________________________	_________________________________
Please print name	Please print name

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.